EXHIBIT 5.1
DLA Piper US LLP 2000 University Avenue East Palo Alto, California 94303-2214 www.dlapiper.com T 650.833.2000 F 650.833.2001

November 29, 2007

Akeena Solar, Inc.
16005 Los Gatos Boulevard
Los Gatos, California 95032

Re:	Registration Statement on Form S-3 for up to 4,755,217 shares of Common Stock

Ladies and Gentlemen:

As counsel to Akeena Solar, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration statement by the Company of 4,755,217 shares (the “Shares”) of its Common Stock, par value $0.001 per share, to be sold by selling stockholders as set forth in the Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission on or about November 29, 2007 under the Securities Act of 1933, as amended (such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Certificate of Incorporation, as amended and restated to date, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under in the prospectus, which is part of the Registration Statement.

Sincerely,

/s/ DLA Piper US LLP DLA Piper US LLP